Exhibit 3.19
CERTIFICATE OF INCORPORATION OF
PROPHET 21 INVESTMENT CORPORATION

     FIRST: The name of the corporation is PROPHET 21 INVESTMENT CORPORATION.
     SECOND: The address of the corporation’s registered office in the State of Delaware is 103 Springer Building, 3411 Silverside Road, City of Wilmington, County of New Castle, Delaware 19810. The name of its registered agent at such address is ORGANIZATION SERVICES, INC.
     THIRD: The purpose for which the corporation is formed is as follows:
“To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware”
     FOURTH: The total number of shares which the corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, and the par value of each such share is One Dollar ($1.00).
     FIFTH: The name and mailing address of the sole Incorporator is Robert L. Gorman, Esquire, 268 South 9th Street, Philadelphia, Pennsylvania 19107.
     SIXTH: The corporation is to have perpetual existence.
     SEVENTH: Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

     I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate hereby declaring and certifying that this is my act and deed and that the facts stated herein are true, and accordingly have set my hand and seal this 9th day of May, 1985.

/s/	(SEAL)
Robert L. Gorman, Incorporator